EXHIBIT 16.1

August 30, 2004


Nova BioGenetics, Inc.
Attn: Timothy C. Moses
8601 Dunwoody Place, Suite 338
Atlanta, Georgia 30350

This letter is to explain our understanding of the arrangements for the services we are to perform for Nova BioGenetics, Inc. for the years ended June 30, 2004 and 2003. We ask that you either confirm or amend this understanding.

We will perform an audit of Nova BioGenetics, Inc.'s financial statements as of and for the years ended June 30, 2004 and 2003. We understand that the financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America.

We will conduct the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable, rather than absolute, assurance about whether the financial statements are free of material misstatement whether caused by error, fraudulent financial reporting, or misappropriation of assets. Accordingly, a material misstatement, whether caused by error, fraudulent financial reporting or misappropriation of assets, may remain undetected. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. As a result, an audit is not designed to detect errors or fraud that are immaterial to the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit will provide a reasonable basis for our report.

An audit also includes obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions. However, we will communicate to you any reportable conditions that become known to us during the course of the audit.

If circumstances arise relating to the condition of your records, the availability of sufficient, competent evidential matter, or indications of a significant risk of material misstatement of the financial statements because of error, fraudulent financial reporting, or misappropriation of assets which in our professional judgment prevent us from completing the audit, we retain the unilateral right to take any course of action permitted by professional standards, including withdrawal from the engagement.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of

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your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the company involving (a) management, (b) employees who have significant roles in internal control, and (c) others where the fraud could have a material effect on the financial statements. You are also responsible for informing us of your knowledge of any allegations of fraud or suspected fraud affecting the company received in communications from employees, former employees, regulators, or others. In addition, you are responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

During the course of our engagement, we may accumulate records containing data which should be reflected in your books and records. You will determine that all such data, if necessary, will be so reflected. Accordingly, you will not expect us to maintain copies of such records in our possession.

Assistance to be supplied by your personnel, including the preparation of schedules and analyses of accounts, may be required. The timely and accurate completion of this work is an essential condition to our completion of the audit and issuance of our audit report.

We anticipate that our fees for this engagement will range from $17,000 to $22,000, plus direct expenses which includes travel costs. We will require a retainer of $11,000 upon acceptance of this arrangement letter and the terms thereof. This fee estimate is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs. Our invoices for these fees will be rendered each month as work progresses and are payable upon presentation. All other provisions of this letter will survive any fee adjustment.

In the event we are requested or authorized by Nova BioGenetics, Inc. or are required by government regulation, subpoena or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for Nova BioGenetics, Inc., Nova BioGenetics, Inc. will, so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

We understand that you intend to include our report in a public offering or registration of securities, and make reference to us in such filing. You agree to provide us with printer's proofs or masters of the filing or other document for our review and approval before printing and with a copy of the final reproduced material for our approval before it is distributed. You also agree to obtain our permission prior to including our reports or making reference to us in any other document used in a public or private offering of equity or debt securities. You

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agree to promptly supply us with any comment letter or other communication received from the SEC relating to the financial statements or other information with which our report has been associated and to provide us with a copy of Nova BioGenetics, Inc.'s proposed response for our review before such response is provided. In the event our auditor/client relationship has been terminated when you seek such consent, we will be under no obligation to grant such consent or approval.

The Securities and Exchange Commission requires electronic filing of certain information in connection with its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. You agree that before filing any document with which we are associated, in electronic format with the SEC or others, you will provide us with a printed copy of the information proposed to be filed. We will provide you with a signed copy or our report(s), consent(s) and/or other relevant document after completing our review. These manually signed documents will authorize the use of our name prior to any electronic transmission by you. For our files, you will provide to us a complete copy of the document as accepted by EDGAR or others.

This letter constitutes the complete and exclusive statement of agreement between Bouwhuis, Morrill & Company, LLC and Nova BioGenetics, Inc., superceding all proposals, oral or written, and all other communication, with respect to the terms of the engagement between the parties.

If this letter defines the arrangements as you understand them, please sign and date below and return it to us. We appreciate your business.

Sincerely,



Douglas W. Morrill, CPA
Bouwhuis, Morrill & Company, LLC



Confirmed on behalf of the addressee:
_____________________________________

_____________________________________

_____________________________________


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